Exhibit 99(2)


              FEDERAL DEPOSIT INSURANCE CORPORATION

                      WASHINGTON, D.C. 20429


                             Form F-4


             Quarterly Report Under Section 13 of the
             Securities Exchange Act of 1934 for the
                   Quarter Ended March 31, 1997


             FDIC Insurance Certificate Number 27334


                          PEOPLE'S BANK
           -------------------------------------------
         (Exact name of bank as specified in its charter)


          850 Main Street, Bridgeport, Connecticut 06604
         -----------------------------------------------
             (Address of principal executive offices)


                           Connecticut
  -------------------------------------------------------------
  (State or other jurisdiction of incorporation or organization)


                            06-1213065
               ------------------------------------
               (I.R.S. Employer Identification No.)


                          (203) 338-7171
         ------------------------------------------------
          (Bank's telephone number, including area code)

Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this
                           Form F-4. [ ]

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                          Yes X  No
                             ---   ---

 Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

       40,677,833 shares of common stock as of May 1, 1997

                        Table of Contents

                                                         Page

Part I - Financial Information

  Item 1 - Financial Statements (Unaudited)
     Consolidated Statements of Condition                   1
     Consolidated Statements of Income                      2
     Consolidated Statements of Changes in
       Stockholders' Equity                                 3
     Consolidated Statements of Cash Flows                  4
     Notes to Consolidated Financial Statements             5

  Item 2 - Management's Discussion and Analysis             9

Part II - Other Information

  Item 6 - Exhibits                                        21

Signatures                                                 22

People's Bank and Subsidiaries


Part I - Financial Information

Item 1 - Financial Statements

Consolidated Statements of Condition

(Unaudited)

-----------------------------------------------------------------------
                                         Mar. 31,         Dec. 31,
(dollars in millions)                        1997             1996
-----------------------------------------------------------------------
Assets
Cash and due from banks                    $220.4           $196.2
Short-term investments                      131.1            146.7
Securities (Note 2):
  Trading account securities,
  at estimated fair value                     1.1              2.8
  Securities available for sale,
  at estimated fair value
  (amortized cost of $1,247.6
  and $1,214.4 at the respective
  dates)                                  1,248.4          1,227.6
  Securities held to maturity,
  at amortized cost (estimated
  fair value of $445.5 and $466.5
  at the respective dates)                  454.6            472.1
-----------------------------------------------------------------------
        Total securities, net             1,704.1          1,702.5
-----------------------------------------------------------------------
Loans, net (Note 3):
  Residential mortgage                    2,264.3          2,242.5
  Commercial mortgage                       825.3            819.1
  Commercial                                596.4            591.2
  Credit card                             1,174.3          1,386.6
  Other consumer                            238.8            237.6
-----------------------------------------------------------------------
        Total loans                       5,099.1          5,277.0
  Less allowance for loan losses            (85.7)           (87.6)
-----------------------------------------------------------------------
        Total loans, net                  5,013.4          5,189.4
Premises and equipment, net                 174.4            173.6
Other assets                                294.7            236.8
-----------------------------------------------------------------------
        Total assets                     $7,538.1         $7,645.2
                                         ==============================

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
  Non-interest-bearing                     $877.0           $930.2
  Savings, NOW and money market           2,193.3          2,144.8
  Time                                    2,345.2          2,170.2
-----------------------------------------------------------------------
        Total deposits                    5,415.5          5,245.2
-----------------------------------------------------------------------
Borrowings:
  Federal Home Loan Bank advances           710.8            836.8
  Repurchase agreements                     305.4            452.7
  Federal funds purchased                   224.2            257.1
  Subordinated notes                        148.1            148.0
-----------------------------------------------------------------------
        Total borrowings                  1,388.5          1,694.6
-----------------------------------------------------------------------
Other liabilities                           100.0             87.4
-----------------------------------------------------------------------
        Total liabilities                 6,904.0          7,027.2
-----------------------------------------------------------------------
Commitments and contingencies (Note 5)
Stockholders' equity (Note 1):
  Common stock (without par value;
  60,000,000 shares authorized;
  40,677,833 shares and 40,553,446
  shares issued and outstanding at
  the respective dates)                      40.7             40.6
  Additional paid-in capital                113.8            111.0
  Retained earnings                         483.8            465.8
  Net unrealized (loss) gain on
  securities, net of tax                     (4.2)             0.6
-----------------------------------------------------------------------
        Total stockholders' equity          634.1            618.0
-----------------------------------------------------------------------
        Total liabilities and
        stockholders' equity             $7,538.1         $7,645.2
                                         ==============================


See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Income

(Unaudited)

-----------------------------------------------------------------------
                                                      Quarters Ended
                                                -----------------------
                                                    Mar. 31,  Mar. 31,
(in millions, except per share data)                    1997      1996
-----------------------------------------------------------------------
Interest and dividend income:
  Residential mortgage                                 $42.5     $40.2
  Commercial mortgage                                   18.1      16.4
  Commercial                                            13.5      12.4
  Credit card                                           30.5      17.5
  Other consumer                                         5.0       5.8
-----------------------------------------------------------------------
     Total interest on loans                           109.6      92.3
  Securities                                            21.4      23.6
  Short-term investments                                 1.7       1.4
-----------------------------------------------------------------------
     Total interest and dividend income                132.7     117.3
-----------------------------------------------------------------------
Interest expense:
  Deposits                                              41.9      39.3
  Borrowings                                            25.1      20.1
-----------------------------------------------------------------------
     Total interest expense                             67.0      59.4
-----------------------------------------------------------------------
     Net interest income                                65.7      57.9
Provision for loan losses                               10.8       8.7
-----------------------------------------------------------------------
     Net interest income after provision for
     loan losses                                        54.9      49.2
-----------------------------------------------------------------------
Non-interest income:
  Fee-based revenues:
    Credit card securitization income (Note 4)          18.6      16.5
    Credit card fees                                     9.4       6.3
    Service charges on deposit accounts                  7.4       6.3
    Residential mortgage loan servicing fees             1.5       1.5
    Net brokerage commissions                            2.4       1.8
    Other                                                3.2       3.0
-----------------------------------------------------------------------
     Total fee-based revenues                           42.5      35.4
  Net security gains                                     5.5       3.1
  Net gains on sales of residential mortgage
  loans available for sale                               2.4       1.0
  Net gain on sale of other consumer loans                 -       6.0
  Loss on real estate investments                      (0.2)     (0.6)
  Other                                                  1.3       0.3
-----------------------------------------------------------------------
     Total non-interest income                          51.5      45.2
-----------------------------------------------------------------------
Non-interest expense:
  Compensation and benefits                             34.1      30.0
  Occupancy and equipment                               11.7       9.8
  Professional and outside service fees                  7.5       6.1
  Advertising and promotion                              8.8       4.9
  Loss on real estate acquired in settlement of loans    0.6       0.9
  Other                                                  8.9       9.2
-----------------------------------------------------------------------
     Total non-interest expense                         71.6      60.9
-----------------------------------------------------------------------
     Income before income taxes                         34.8      33.5
Income tax expense                                      12.8      12.7
-----------------------------------------------------------------------
     Net income                                        $22.0     $20.8
                                                       ================
     Net income applicable to common stock             $22.0     $20.5
                                                       ================

      Net income per common share (Notes 1 and 4):
        Primary                                        $0.54     $0.52
                                                       ================
        Fully diluted                                  $0.54     $0.51
                                                       ================

       Average common shares:
         Primary                                       41.02     39.51
                                                       ================
         Fully diluted                                 41.02     40.88
                                                       ================

See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

(Unaudited)

----------------------------------------------------------------------------------------------------------------------
For the quarter ended                                   Additional                    Net Unrealized             Total
March 31, 1997           Preferred         Common          Paid-In         Retained       Gain (Loss)    Stockholders'
(in millions)                Stock          Stock          Capital         Earnings    on Securities            Equity
----------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1996            $   -          $40.6           $111.0           $465.8             $0.6            $618.0
Net income                       -              -                -             22.0                -              22.0
Cash dividends on
common stock ($0.22
per share)                       -              -                -             (3.8)               -              (3.8)
Change in net
unrealized gain (loss)
on securities available
for sale, net of tax             -              -                -                -             (5.1)             (5.1)
Amortization of net
unrealized loss on
securities transferred
in 1994 from available
for sale to held to
maturity, net of tax             -              -                -                -              0.3               0.3
Other                            -            0.1              2.8             (0.2)               -               2.7
----------------------------------------------------------------------------------------------------------------------
Balance at
March 31, 1997               $   -          $40.7           $113.8           $483.8            ($4.2)           $634.1
                             =========================================================================================


----------------------------------------------------------------------------------------------------------------------
For the quarter ended                                   Additional                    Net Unrealized             Total
March 31, 1996           Preferred         Common          Paid-In         Retained       Gain (Loss)    Stockholders'
(in millions)                Stock          Stock          Capital         Earnings    on Securities            Equity
----------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1995            $16.2          $38.6            $94.7           $399.3             $1.3            $550.1
Net income                       -              -                -             20.8                -              20.8
Conversions of
preferred stock               (4.2)           0.5              3.7                -                -                 -
Cash dividends on
preferred stock
($1.06 per share)                -              -                -             (0.3)               -              (0.3)
Cash dividends
on common stock
($0.12 per share)                -              -                -             (2.7)               -              (2.7)
Change in net
unrealized gain
(loss) on securities
available for sale,
net of tax                       -              -                -                -             (4.2)             (4.2)
Amortization of net
unrealized loss on
securities transferred
in 1994 from available
for sale to held to
maturity, net of tax             -              -                -                -              0.3               0.3
Other                            -            0.1              1.0                -                -               1.1
----------------------------------------------------------------------------------------------------------------------
Balance at
March 31, 1996               $12.0          $39.2            $99.4           $417.1            ($2.6)           $565.1
                             =========================================================================================


See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Consolidated Statements of Cash Flows

(Unaudited)

----------------------------------------------------------------
                                                Quarters Ended
                                              ------------------
                                                 March    March
                                                   31,      31,
(in millions)                                     1997     1996
----------------------------------------------------------------
Cash Flows from Operating Activities:
  Interest and dividends received               $125.1   $116.7
  Interest paid                                  (63.6)   (59.6)
  Income taxes paid (received)                    (4.0)    10.2
  Purchases of trading account securities        (50.3)    (6.5)
  Proceeds from sales of trading account
  securities                                      51.7        -
  Other operating cash flows, net                (18.1)   (11.7)
----------------------------------------------------------------
     Net cash provided by operating activities    40.8     49.1
----------------------------------------------------------------
Cash Flows from Investing Activities:
  Proceeds from sales of available for
  sale securities
     Debt securities                              69.6    215.9
     Equity securities                           232.6    101.6
  Purchases of available for sale securities    (366.4)  (462.1)
  Purchases of held to maturity securities       (13.5)    (4.0)
  Proceeds from principal repayments of
  available for sale securities                   28.5     27.2
  Proceeds from principal repayments of
  held to maturity securities                     25.5     29.7
  Loan originations, net of principal
  collections                                   (419.5)  (301.2)
  Proceeds from sales of securitized credit
  card receivables                               500.0        -
  Proceeds from other sales of loans              87.6    191.5
  Other investing cash flows, net                (53.8)   (10.6)
----------------------------------------------------------------
     Net cash provided by (used in) investing
     activities                                   90.6   (212.0)
----------------------------------------------------------------
Cash Flows from Financing Activities:
  Net increase in deposits                       170.3     74.6
  Proceeds from Federal Home Loan Bank
  advances                                       472.0    353.5
  Payments on Federal Home Loan Bank advances   (598.0)  (242.8)
  Net decrease in other borrowings              (180.1)  (146.2)
  Cash dividends paid on common and
  preferred stock                                 (3.8)    (3.0)
  Other financing cash flows, net                 11.5     26.6
----------------------------------------------------------------
     Net cash (used in) provided by
     financing activities                       (128.1)    62.7
----------------------------------------------------------------
Net increase (decrease) in cash and cash
equivalents                                        3.3   (100.2)
Cash and cash equivalents at beginning of
period                                           330.1    394.0
----------------------------------------------------------------
Cash and cash equivalents at end of period      $333.4   $293.8
                                                ================

Supplemental Disclosure of Non-Cash
Investing Activities:
Real estate properties acquired by foreclosure    $2.6     $3.5
                                                ================

See accompanying notes to consolidated financial statements.

People's Bank and Subsidiaries


Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1. GENERAL
In the opinion of management, the accompanying unaudited consolidated financial statements of People's Bank and its consolidated subsidiaries ("People's") have been prepared to reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of the dates and for the periods shown. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Material estimates that are particularly susceptible to significant near-term change include the allowance for loan losses and the valuation allowance for deferred tax assets.

     Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted or condensed. These statements should be read in conjunction with People's 1996 Annual Report to Stockholders. The results of operations for the quarter ended March 31, 1997 are not necessarily indicative of the results of operations which may be expected for the entire year.

     Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

     In April 1997, People's declared a three-for-two stock split and increased the number of its authorized common shares to 100 million. On a pro forma basis, giving retroactive effect to the stock split, People's net income and dividends per common share would be as follows:

--------------------------------------------------------
                                     Quarters Ended
                                ------------------------
                                Mar. 31,        Mar. 31,
                                    1997            1996
---------------------------------------------------------
Net income per common share:
  Primary                          $0.36           $0.35
  Fully diluted                     0.36            0.34

Average common shares:
  Primary                          61.53           59.27
  Fully diluted                    61.53           61.32
Common stock dividends paid        $0.15           $0.12
---------------------------------------------------------

People's Bank and Subsidiaries



NOTE 2. SECURITIES

-------------------------------------------------------------------------------------------
                                    March 31, 1997                   December 31, 1996
                             ---------------------------         --------------------------
                                              Estimated                           Estimated
                              Carrying             Fair           Carrying             Fair
(in millions)                    Value            Value              Value            Value
-------------------------------------------------------------------------------------------
Trading account
securities                        $1.1             $1.1               $2.8             $2.8
-------------------------------------------------------------------------------------------
Securities held
to maturity:
  Collateralized
  mortgage obligations           362.2            353.5              385.2            379.4
  State and municipal             70.8             71.0               62.9             63.5
  Corporate and other             21.6             21.0               24.0             23.6
-------------------------------------------------------------------------------------------
       Total securities
       held to maturity          454.6            445.5              472.1            466.5
-------------------------------------------------------------------------------------------
Securities available
for sale:
  Debt securities:
    United States
    Treasury and agency          351.9            343.6              359.4            354.9
    Collateralized mortgage
    obligations                  166.8            162.9              126.8            125.2
    State and municipal           14.4             14.4               14.2             14.2
    Corporate and other          229.6            226.1              249.1            248.2
-------------------------------------------------------------------------------------------
       Total debt
       securities                762.7            747.0              749.5            742.5
-------------------------------------------------------------------------------------------
  Equity securities:
    Money market
    preferred stocks             221.2            221.2              231.4            231.4
    Common stocks                171.6            188.3              160.4            180.5
    Federal Home Loan
    Bank stock                    41.8             41.8               41.9             41.9
    Other                         50.3             50.1               31.2             31.3
-------------------------------------------------------------------------------------------
       Total equity
       securities                484.9            501.4              464.9            485.1
-------------------------------------------------------------------------------------------
       Total securities
       available for sale      1,247.6          1,248.4            1,214.4          1,227.6
  Net unrealized gain
  on securities available
  for sale                         0.8                -               13.2                -
-------------------------------------------------------------------------------------------
       Total securities
       available for sale      1,248.4          1,248.4            1,227.6          1,227.6
-------------------------------------------------------------------------------------------
         Total securities     $1,704.1         $1,695.0           $1,702.5         $1,696.9
                              =============================================================


At March 31, 1997, the net unrealized gain on the available for sale portfolio (excluding related hedging activities) totaled $0.8 million ($0.5 million after taxes), compared with $13.2 million ($7.6 million after taxes) at December 31, 1996. Deferred losses on futures contracts utilized to hedge a portion of the available for sale portfolio, which are reflected in stockholders' equity, amounted to $1.8 million ($1.0 million after taxes) at March 31, 1997 and $5.0 million ($2.9 million after taxes) at December 31, 1996.

     People's collateralized mortgage obligations ("CMOs") had net carrying values of $525.1 million and $510.4 million at March 31, 1997 and December 31, 1996, respectively. These amounts consisted of (i) securities issued or collateralized by United States government-sponsored entities, such as Freddie Mac and Fannie Mae, totaling $431.3 million and $428.6 million at March 31, 1997 and December 31, 1996, respectively, and (ii) privately-issued securities of $93.8 million and $81.8 million, respectively.

People's Bank and Subsidiaries


NOTE 3. LOANS

-----------------------------------------------------------------
                                            March 31,   Dec. 31,
(in millions)                                    1997       1996
-----------------------------------------------------------------
Residential mortgage:
  Adjustable rate                             $1,985.7  $1,964.2
  Fixed rate                                     278.6     278.3
-----------------------------------------------------------------
       Total residential mortgage              2,264.3   2,242.5
-----------------------------------------------------------------
Commercial mortgage:
  Office buildings                               217.4     220.3
  Retail stores and shopping centers             157.2     150.9
  Industrial and warehouses                      118.4     116.3
  Apartment buildings                            110.6     110.6
  Other                                          221.7     221.0
-----------------------------------------------------------------
       Total commercial mortgage                 825.3     819.1
-----------------------------------------------------------------
Commercial:
  Service businesses                             200.7     200.1
  Manufacturing                                  143.3     140.9
  Finance, insurance and real estate              81.2      82.5
  Wholesale distribution                          65.3      63.6
  Retail sales                                    35.2      33.2
  Other                                           70.7      70.9
-----------------------------------------------------------------
       Total commercial                          596.4     591.2
-----------------------------------------------------------------
Credit card                                    1,174.3   1,386.6
Other consumer                                   238.8     237.6
-----------------------------------------------------------------
       Total loans                            $5,099.1  $5,277.0
                                           ----------------------


NOTE 4.  NEW ACCOUNTING STANDARDS
People's prospectively adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", on January 1, 1997. Transactions within the scope of SFAS No. 125 include transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan participations, transfers of receivables with recourse and extinguishments of liabilities. SFAS No. 125 establishes an accounting framework for these transactions based on consistent application of a financial components approach that focuses on control. If the transferor has surrendered control over the transferred assets, the transaction is accounted for as a sale. Under SFAS No. 125, control is considered to have been surrendered only if (i) the assets are isolated from the transferor, (ii) the transferee has the right to pledge or exchange the assets or is a qualifying special-purpose entity, and (iii) the transferor does not maintain effective control over the assets through an agreement to repurchase or redeem the assets prior to maturity or to repurchase or redeem transferred assets that are not readily obtainable. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with the pledge of collateral.

     Consistent with industry practice prior to SFAS No. 125, People's recognized excess spread revenue on sold credit card receivables over the term of the securitization. In certain circumstances, however, SFAS No. 125 requires capitalization of future excess spread revenue, which resulted in earlier recognition by People's of certain components of credit card securitization income in the first quarter of 1997. People's adoption of SFAS No. 125 in the first quarter of 1997 resulted in increases of $3.0 million in credit card securitization income (capitalized future excess spread revenue, less amortization thereof) and $1.8 million in net income. The adoption of SFAS No. 125 had no material effect on People's other activities within the scope of the standard.

People's Bank and Subsidiaries


The components of credit card securitization income are as follows:

-------------------------------------------------------------------
                                                 Quarters Ended
                                             ----------------------
                                             Mar. 31,      Mar. 31,
(in millions)                                    1997          1996
--------------------------------------------------------------------
Interest on credit cards                        $42.7         $36.9
Credit card fees and other                       11.2          11.6
Capitalized future excess spread revenue          3.4             -
Interest on asset-backed Investor Certificates  (20.2)        (17.5)
Net credit card charge-offs                     (18.1)        (14.5)
Servicing fee paid                               (6.6)         (5.8)
Amortization of capitalized excess spread
revenue                                          (0.4)            -
--------------------------------------------------------------------
     Excess spread revenue                       12.0          10.7
Servicing fee revenue                             6.6           5.8
--------------------------------------------------------------------
     Credit card securitization income          $18.6         $16.5
                                                ====================


In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which requires presentation of both basic earnings per share ("EPS") and diluted EPS by all entities with complex capital structures. Basic EPS, which replaces primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As required, People's will adopt SFAS No. 128 in the quarter ending December 31, 1997 and will restate all prior period EPS data to conform to the new accounting standard, at that time.


NOTE 5. COMMITMENTS AND CONTINGENCIES
In the normal course of business, People's has various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various outstanding legal proceedings. Management has discussed the nature of these legal proceedings with legal counsel. In the opinion of management, People's financial position will not be affected materially as a result of the outcome of such commitments, contingent liabilities and legal proceedings.

People's Bank and Subsidiaries


Item 2 - Management's Discussion and Analysis

Selected Consolidated Financial Data

---------------------------------------------------------------
                                          Quarters Ended
                                   ----------------------------
                                          Mar.     Dec.   Mar.
(dollars in millions,                      31,     31,     31,
except per share data)                    1997     1996   1996
---------------------------------------------------------------
Operating Data:
  Net income                             $22.0    $20.6  $20.8
  Net interest income                     65.7     62.4   57.9
  Provision for loan losses               10.8     12.6    8.7
  Operating income                       114.0    106.8   95.5
  Fee-based revenues                      42.5     40.6   35.4
  Non-interest expense                    71.6     66.7   60.9

---------------------------------------------------------------
Selected Statistical Data:
  Net interest margin - managed
  portfolio (1), (2)                      4.24%    4.25%  4.17%
  Net interest margin - owned
  portfolio (1)                           3.78     3.85   3.71
  Interest rate spread - managed
  portfolio (1), (2)                      3.68     3.69   3.64
  Interest rate spread - owned
  portfolio (1)                           3.15     3.23   3.13
  Return on average assets (1)            1.14     1.13   1.21
  Return on average stockholders'
  equity (1)                              14.0     13.6   14.9
  Average stockholders' equity to
  average assets                          8.14     8.35   8.15
  Net loan charge-offs to average
  loans (1)                               0.95     1.01   0.78
  Non-interest expense to average
  assets (1)                              3.71     3.67   3.55
  Efficiency ratio - managed portfolio    53.7     53.9   54.5
  Efficiency ratio - owned portfolio      62.3     61.4   62.8
  Net loan charge-offs                   $12.7    $12.6   $8.7

---------------------------------------------------------------
Per Share Data (3):
  Net income per common share:
    Primary                              $0.54    $0.50  $0.52
    Fully diluted                         0.54     0.50   0.51
  Common stock dividends paid             0.22     0.22   0.18
  Common book value                      15.59    15.24  14.12
  Common stock price:
    High                                36 1/2   30 1/8 22 1/4
    Low                                 28 3/8   23 7/8 18 1/2
    Close                               32 1/2   28 7/8 21 1/2
  Total dividend payout ratio (4)         17.3%    18.4%  14.5%

---------------------------------------------------------------
Financial Condition Data:
  Total assets - managed portfolio (2)  $9,321   $8,979 $8,066
  Total assets - owned portfolio         7,538    7,645  6,916
  Loans, net - managed portfolio (2)     6,796    6,523  5,623
  Loans, net - owned portfolio           5,013    5,189  4,473
  Securities, net                        1,704    1,703  1,758
  Deposits                               5,415    5,245  4,911
  Borrowings                             1,389    1,695  1,357
  Stockholders' equity                     634      618    565
  Non-performing assets                     68      101    115
  Non-performing assets to total assets   0.91%    1.32%  1.66%
  Stockholders' equity to total assets     8.4      8.1    8.2
  Tier 1 leverage capital ratio            8.2      7.9    7.7
  Tier 1 risk-based capital ratio         10.6     10.0   10.7
  Total risk-based capital ratio          14.3     13.9   12.0
---------------------------------------------------------------

(1)  Annualized.

(2) Managed portfolio represents the owned portfolio plus off-balance-sheet securitized credit card receivables.

(3) Represents historical data. See Exhibit II for certain pro forma per share data reflecting the three-for-two stock split declared in April 1997.

(4) All periods reflect the waiver of dividends on substantially all of the common shares owned by People's Mutual Holdings.
     The first quarter of 1996 includes cash dividends paid on noncumulative convertible preferred stock retired in September 1996.

People's Bank and Subsidiaries


Executive Summary

Key Performance Indicators for First Quarter 1997 Compared With
First Quarter 1996

Results of Operations

 -    6% growth in net income.

 - Increase of $3.0 million in pre-tax income ($1.8 million after-tax) due to a change in the method of accounting for credit card securitizations upon adoption of SFAS No. 125.

 - Managed net interest margin improved seven basis points to 4.24% from 4.17% a year ago, despite the short-term impact associated with introductory interest rates on new credit card accounts.

 - All components of fee-based revenues increased, contributing to 20% year-over-year growth.

 -    Managed efficiency ratio improved to 53.7% from 54.5% a year ago.

 - $10.7 million, or 18%, increase in non-interest expense driven by expansion of our growing U.S. credit card business ($4.8 million), and by investments in new initiatives such as supermarket banking ($2.3 million) and United Kingdom credit card operations ($1.5 million).


Financial Condition

 - Managed assets grew $1.3 billion, or 15.6%; on-balance-sheet (owned) assets grew $622 million, or 9%.

 - $922 million, or 45%, growth in the managed credit card portfolio.

 - Ranked as the 26th largest VISA and MasterCard credit card issuer in the U.S.

 - U.K. credit card receivables reached $69 million after 11 months of operation.

 - Non-performing assets declined $47 million, or 40%, primarily due to the resolution of a $20 million commercial mortgage loan.

 - Over half (26) of the planned 45 Stop & Shop superstore branches throughout Connecticut are open and handling $262 million in deposits.

 - 13% increase in non-interest-bearing deposits; 20% increase in time deposits.

 -   Stockholders' equity grew by 12%.

People's Bank and Subsidiaries


Net Interest Income

Throughout this discussion, reference is made to People's net interest income, interest rate spread and net interest margin in terms of the "owned portfolio" and the "managed portfolio". The owned portfolio encompasses on-balance-sheet earning assets and interest-bearing liabilities. These amounts are combined with off-balance-sheet securitized credit card receivables and the related securities issued to determine "managed portfolio" performance.

     Net interest income and margin are affected by many factors, including average balances; securitizations and sales of credit card receivables; sales of other loans and securities; interest rate fluctuations; product pricing; the relative mix and maturity of earning assets and interest-bearing liabilities; non-interest-bearing sources of funds; and asset quality.

     The increases in fully taxable equivalent ("FTE") basis net interest income for the managed portfolio in the first quarter of 1997, compared to the first and fourth quarters of 1996 primarily reflect increases of $871.2 million and $274.2 million, respectively, in average managed credit card receivables. Also contributing are increases of $194.4 million and $41.2 million, respectively, in average non-interest-bearing sources of funds (stockholders' equity and non-interest-bearing deposits). For the owned portfolio, the increases in FTE basis net interest income in the first quarter of 1997, compared to the first and fourth quarters of 1996 reflect increases of $708.5 million and $320.0 million, respectively, in average credit card receivables.


Changes in Net Interest Income - FTE Basis

----------------------------------------------------------------------------
                                                       First       First
                                                       Quarter     Quarter
                                                       1997        1997
                                                       Compared    Compared
                                                       to Fourth   to First
                                                       Quarter     Quarter
(in millions)                                          1996        1996
----------------------------------------------------------------------------
On-Balance-Sheet Owned Portfolio
Increase in the volume of average short-term
investments                                             $0.4        $0.3
Increase (decrease) in the volume of average
securities                                               0.6        (1.2)
Increase in the volume of average:
    Residential mortgage loans                           0.7         1.7
    Commercial mortgage loans                            0.4         1.6
    Commercial loans                                     0.1         1.3
    Credit cards                                         6.7        14.8
Increase (decrease) in the volume of average
other consumer loans                                     0.2        (0.4)
Increase in the volume of average interest-
bearing deposits                                        (1.7)       (4.5)
Increase in the volume of average borrowings            (4.0)       (4.9)
Decrease in rates earned on average earning
assets                                                  (1.6)       (1.4)
Increase in rates paid on average interest-
bearing liabilities                                      1.4         1.7
-------------------------------------------------------------------------
     Change in net interest income                      $3.2        $9.0
                                                        =================

Off-Balance-Sheet Securitizations
Increase in securitized credit card
receivables                                             $0.2        $5.8
(Increase) decrease in related securities issued         0.8        (2.7)
-------------------------------------------------------------------------
     Change in net interest income                      $1.0        $3.1
                                                        =================

Total Managed Portfolio
Increase in earning assets                              $7.6       $22.4
Increase in interest-bearing liabilities                (3.4)      (10.3)
-------------------------------------------------------------------------
     Change in net interest income                      $4.2       $12.1
                                                        =================

People's Bank and Subsidiaries


Average Balance, Interest and Yield/Rate Analysis

----------------------------------------------------------------------------------------------------------------------------------
                                       March 31, 1997                   December 31, 1996                   March 31, 1996
                               -----------------------------      ----------------------------      ------------------------------
Quarters Ended                 Average                Yield/      Average               Yield/      Average                Yield/
(dollars in millions) (1)      Balance   Interest       Rate      Balance   Interest      Rate      Balance   Interest     Rate
On-Balance-Sheet
Earning assets: (2)
  Short-term investments        $124.4       $1.7       5.56%       $97.2       $1.4      5.74%       $99.5       $1.4      5.62%
  Securities                   1,674.7       23.5       5.62      1,633.3       22.6      5.53      1,762.5       24.5      5.56
  Loans:
    Residential
    mortgage                   2,255.9       42.5       7.54      2,216.2       41.9      7.55      2,164.2       40.2      7.44
    Commercial
    mortgage                     822.9       18.1       8.84        802.5       17.5      8.71        749.6       16.4      8.78
    Commercial                   585.3       13.5       9.20        580.4       13.4      9.27        530.2       12.4      9.34
    Credit card                1,471.3       30.5       8.28      1,151.3       25.8      8.96        762.8       17.5      9.17
    Other consumer               239.3        5.0       8.41        230.8        4.8      8.36        257.7        5.8      8.88
----------------------------------------------------------------------------------------------------------------------------------
     Total loans               5,374.7      109.6       8.16      4,981.2      103.4      8.30      4,464.5       92.3      8.27
----------------------------------------------------------------------------------------------------------------------------------
     Total earning
     assets                    7,173.8     $134.8       7.52%     6,711.7     $127.4      7.59%     6,326.5     $118.2      7.47%
                                          ===================                ==================                ==================
Other assets                     536.3                              564.5                             525.3
--------------------------------------                           --------                          --------
     Total assets             $7,710.1                           $7,276.2                          $6,851.8
                              ========                           ========                          ========
Interest-bearing
liabilities:
  Deposits:
    Savings, NOW and
    money market              $2,133.1      $12.8       2.40%    $2,139.1      $13.4      2.49%    $2,140.6      $14.2      2.67%
    Time                       2,295.8       29.1       5.08      2,160.8       28.0      5.18      1,938.1       25.1      5.17
----------------------------------------------------------------------------------------------------------------------------------
      Total deposits           4,428.9       41.9       3.79      4,299.9       41.4      3.85      4,078.7       39.3      3.85
----------------------------------------------------------------------------------------------------------------------------------
   Borrowings:
    Federal Home Loan
     Bank advances               765.6       10.7       5.60        742.5       10.7      5.74        534.9        8.1      6.05
    Repurchase agreements        450.2        7.0       6.23        391.1        6.1      6.23        608.7        8.7      5.74
    Federal funds purchased      346.3        4.7       5.43        267.2        3.5      5.41        253.7        3.3      5.21
    Subordinated notes           148.0        2.7       7.43         58.1        1.1      7.34
----------------------------------------------------------------------------------------------------------------------------------
      Total borrowings         1,710.1       25.1       5.89      1,458.9       21.4      5.87      1,397.3       20.1      5.76
----------------------------------------------------------------------------------------------------------------------------------
      Total interest-
      bearing liabilities      6,139.0      $67.0       4.37%     5,758.8      $62.8      4.36%     5,476.0      $59.4      4.34%
                                          ===================                 =================                ==================
Non-interest-bearing
deposits                         844.2                              822.5                             718.5
Other liabilities                 99.7                               87.2                              98.8
--------------------------------------                           --------                          --------
      Total liabilities        7,082.9                            6,668.5                           6,293.3
Stockholders' equity             627.2                              607.7                             558.5
--------------------------------------                           --------                          --------
      Total liabilities
      and stockholders'
      equity                  $7,710.1                           $7,276.2                          $6,851.8
                              ========                           ========                          ========
Excess of earning
assets over interest-
bearing liabilities           $1,034.8                             $952.9                            $850.5
                              ========                           ========                          ========
Net interest income                         $67.8                              $64.6                             $58.8
                                         ========                           ========                          ========
Interest rate spread                                    3.15%                             3.23%                             3.13%
Net interest margin                                     3.78%                             3.85%                             3.71%

Off-Balance-Sheet
Securitized credit
card receivables              $1,336.5      $42.7      12.77%    $1,382.3      $42.5     12.30%    $1,173.8      $36.9     12.57%
Related securities
issued                         1,336.5       20.2       6.03      1,382.3       21.0      6.09      1,173.8       17.5      5.97
----------------------------------------------------------------------------------------------------------------------------------
Net interest income (3)                     $22.5                              $21.5                             $19.4
                                         ========                           ========                          ========
Managed Net Interest
Margin Analysis
Earning assets                $8,510.3     $177.5       8.35%    $8,094.0     $169.9      8.39%    $7,500.3     $155.1      8.27%
Interest-bearing
liabilities                    7,475.5       87.2       4.67      7,141.1       83.8      4.70      6,649.8       76.9      4.63
----------------------------------------------------------------------------------------------------------------------------------
Excess of earning
assets over interest-
bearing liabilities           $1,034.8                             $952.9                            $850.5
                              ========                           ========                          ========
Net interest income                         $90.3                              $86.1                             $78.2
                                         ========                           ========                          ========
Interest rate spread                                    3.68%                             3.69%                             3.64%
Net interest margin                                     4.24%                             4.25%                             4.17%



(1)  Average yields earned and rates paid are annualized.

(2) The FTE adjustment was $2.1 million, $2.2 million and $0.9 million for the respective periods.

(3) Net interest income associated with the off-balance-sheet portfolio is included in "credit card securitization income" in the consolidated statements of income.

People's Bank and Subsidiaries


Non-Interest Income

----------------------------------------------------------------------
                                                 Quarters Ended
                                           ---------------------------
                                               March    Dec.    March
                                                 31,     31,      31,
(in millions)                                   1997    1996     1996
----------------------------------------------------------------------
Fee-based revenues:
  Credit card securitization income            $18.6   $17.6    $16.5
  Credit card fees                               9.4     8.9      6.3
----------------------------------------------------------------------
      Total credit card fee-based revenues      28.0    26.5     22.8
  Service charges on demand and NOW accounts     7.4     7.5      6.3
  Residential mortgage loan servicing fees       1.5     1.6      1.5
  Net brokerage commissions                      2.4     1.9      1.8
  Other fee-based revenues:
    Other banking service charges and fees       1.4     1.4      1.3
    Other loan fees                              0.9     0.9      1.0
    Trust fees                                   0.9     0.8      0.7
----------------------------------------------------------------------
      Total other fee-based revenues             3.2     3.1      3.0
----------------------------------------------------------------------
      Total fee-based revenues                  42.5    40.6     35.4
----------------------------------------------------------------------
Net security gains (losses):
  Trading account securities                   (0.6)   (0.3)    (0.1)
  Debt securities available for sale             0.6     0.4      0.7
  Equity securities available for sale           5.5     4.9      2.5
----------------------------------------------------------------------
       Total net security gains                  5.5     5.0      3.1
----------------------------------------------------------------------
Net gains on sales of residential mortgage
loans available for sale                         2.4    l0.9     l1.0
Net gain on sale of other consumer loans           -       -      6.0
Loss on real estate investments                (0.2)   (0.4)    (0.6)
Other income                                     1.3     0.7      0.3
----------------------------------------------------------------------
     Total non-interest income                 $51.5   $46.8    $45.2
                                               =======================


The increases in fee-based revenues for the first quarter of 1997, compared to the fourth and first quarters of 1996 are generated primarily by People's growing credit card portfolio and deposit accounts, and higher net brokerage commissions. The increase in credit card securitization income also reflects People's prospective adoption of, effective January 1, 1997, of SFAS No. 125 as discussed in Note 4 to the consolidated financial statements on page 7. The adoption of this new accounting standard increased credit card securitization income by $3.0 million and net income by $1.8 million for the first quarter of 1997.

     In February 1996, People's sold approximately $119 million in home equity credit line balances on a non-recourse basis and retained the related servicing rights. This transaction resulted in a net gain of $6.0 million.

People's Bank and Subsidiaries


Non-Interest Expense

----------------------------------------------------------------------
                                                 Quarters Ended
                                           ---------------------------
                                               March    Dec.    March
                                                 31,     31,      31,
(in millions)                                   1997    1996     1996
----------------------------------------------------------------------
Compensation and benefits                      $34.1   $31.8    $30.0
Occupancy and equipment                         11.7    11.6      9.8
Professional and outside service fees            7.5     7.9      6.1
Advertising and promotion                        8.8     7.2      4.9
Loss on REO                                      0.6     1.2      0.9
Other non-interest expense:
  Printing, postage, stationery and supplies     3.3     2.1      2.8
  Telephone                                      1.3     1.4      1.1
  Other expense                                  4.3     3.5      5.3
----------------------------------------------------------------------
       Total other non-interest expense          8.9     7.0      9.2
----------------------------------------------------------------------
       Total non-interest expense              $71.6   $66.7    $60.9
                                               =======================


Average number of full-time equivalent
employees                                      2,813   2,802    2,540

Efficiency ratio - managed portfolio,
annualized                                     53.7%   53.9%    54.5%
Efficiency ratio - owned portfolio,
annualized                                     62.3%   61.4%    62.8%
                                               =======================


The increases in non-interest expense in the first quarter of 1997, compared to the fourth and first quarters of 1996, reflect expansion of People's credit card business and the Super Stop & Shop initiative. These increases also reflect increased advertising to take advantage of continued consolidation in the Connecticut banking market and increased incentive-based compensation tied to People's stock performance and operating results. The improvements in the managed efficiency ratio reflect strong revenue growth, which is funding investments in new and expanded business initiatives.


FINANCIAL CONDITION

General

Total managed assets increased $342.9 million to $9.32 billion at March 31, 1997 from $8.98 billion at December 31, 1996 primarily due to an increase of $237.7 million in managed credit card receivables. Total assets decreased by $107.1 million to $7.54 billion at March 31, 1997 from $7.64 billion at December 31, 1996. This decrease is primarily due to a decrease of $177.9 million in total loans, including a decrease of $212.3 million in owned credit card receivables. The decrease owned in credit card receivables reflects the securitization and sale of $500 million in credit card receivables in March 1997, partially offset by net new originations.

     People's liabilities decreased $123.2 million to $6.90 billion at March 31, 1997 from $7.03 billion at December 31, 1996, primarily due to a decrease of $306.1 million in borrowings, partially offset by an increase of $170.3 million in deposits. The decrease in borrowings reflects decreases of $126.0 million in Federal Home Loan Bank ("FHLB") of Boston advances, $147.3 million in repurchase agreements and $32.9 million in federal funds purchased. The decrease in borrowings reflects the use of proceeds from the above-mentioned credit card securitization and sale to repay short-term funding sources. The increase in deposits primarily reflects an increase of $175.0 million in time deposits.

People's Bank and Subsidiaries


At March 31, 1997, People's stockholders' equity totaled $634.1 million, a $16.1 million increase compared to $618.0 million at December 31, 1996. This increase primarily reflects net income of $22.0 million for the first quarter of 1997, less $3.8 million of dividends paid on common stock. As a percentage of total assets, stockholders' equity was 8.4% at March 31, 1997, compared to 8.1% at December 31, 1996 and 8.2% at March 31, 1996.


Risk Management

People's off-balance-sheet derivative financial instruments are used for risk management and not for trading purposes. Master netting agreements for swaps, corridors and foreign exchange forward contracts are arranged and collateral is obtained through physical delivery of securities or cash to reduce People's exposure to credit losses in the event of non-performance by the counterparties to these transactions. People's also controls its counterparty risk by entering into agreements only with highly-rated counterparties which are specifically approved by People's up to a maximum credit exposure. People's net credit exposure on swaps, corridors and foreign exchange forward contracts, representing the net positive fair values including the effect of bi-lateral netting agreements, amounted to $7.3 million and $0.9 million at March 31, 1997 and December 31, 1996, respectively.

     At March 31, 1997, the notional amounts of interest rate swaps and corridors totaled $732.5 million and $425.0 million, respectively. The net effect of interest rate swaps and corridors during the first quarter of 1997, the fourth quarter of 1996 and the first quarter of 1996 was to decrease net interest income by $0.8 million, $1.0 million and $1.3 million, respectively. These amounts reduced the net interest margin by four basis points, five basis points and eight basis points, respectively.

     People's enters into eurodollar futures contracts to reduce the impact that higher interest rates would have on the estimated fair value of a portion of the available for sale debt securities portfolio. At March 31, 1997, People's outstanding eurodollar futures contracts had a total notional amount of $2.3 billion. Changes in the estimated fair value of the hedged portion of the securities portfolio have been (and are expected to be) substantially offset by gains or losses on the futures contracts. Deferred futures losses of $1.8 million ($1.0 million after taxes) are reflected in stockholders' equity at March 31, 1997.

     Foreign exchange forward contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People's uses these contracts to reduce its exposure to foreign currency exchange rate risk on credit card receivables denominated in pounds sterling. At March 31, 1997, People's had contracts outstanding to sell pounds sterling, with a total U.S. dollar notional amount of $68.6 million, which mature within one year. Gross unrealized losses on these contracts were $250 thousand at March 31, 1997 and realized losses on closed contracts were $429 thousand for the first quarter of 1997. These amounts substantially offset the net translation gain on assets and liabilities denominated in pounds sterling for the first quarter of 1997.

People's Bank and Subsidiaries


Impact of Credit Card Securitizations (pro forma)

------------------------------------------------------------------------------------------
                                    March 31, 1997                  March 31, 1996
                            -----------------------------   ------------------------------
                            Excluding                       Excluding
As of and for               Impact of  Impact of            Impact of  Impact of
the quarters ended          Securi-    Securi-       As     Securi-    Securi-       As
(dollars in millions)       tization   tization   Reported  tization   tization   Reported
------------------------------------------------------------------------------------------
Interest and dividend income  $175.4    ($42.7)    $132.7     $154.2   ($36.9)   $117.3
Interest expense               (87.2)     20.2      (67.0)     (76.9)    17.5     (59.4)
------------------------------------------------------------------------------------------
     Net interest income        88.2     (22.5)      65.7       77.3    (19.4)      57.9
Provision for loan losses      (28.9)     18.1      (10.8)     (23.2)    14.5       (8.7)
Credit card securitization
 income (1)                        -      18.6       18.6          -     16.5       16.5
Credit card fees                20.1     (10.7)       9.4       17.5    (11.2)       6.3
Other non-interest income       24.0      (0.5)      23.5       22.8     (0.4)      22.4
Non-interest expense           (71.6)        -      (71.6)     (60.9)       -      (60.9)
Income tax expense             (11.6)     (1.2)     (12.8)     (12.7)       -      (12.7)
------------------------------------------------------------------------------------------
  Net income (1)               $20.2      $1.8      $22.0      $20.8      $ -      $20.8
                            ==============================================================

Tier 1 leverage capital
ratio                            7.0%      1.2%       8.2%       7.1%     0.6%       7.7%
Risk-based capital ratios:
  Tier 1                         8.2%      2.4%      10.6%       9.5%     1.2%      10.7%
  Total                         11.2%      3.1%      14.3%      10.7%     1.3%      12.0%

Credit card securitization
income as a percentage
of average securitized
and sold portfolio                 -         -     (25.56%)        -        -       5.62%

Net interest margin (2)       4.24%      (0.46%)     3.78%      4.17%   (0.46%)     3.71%

Efficiency ratio              53.7%        8.6%      62.3%      54.5%      8.3%     62.8%

Total loans, net           $6,796.7  ($1,783.3)  $5,013.4   $5,622.7 ($1,150.0)  $4,472.7
Total assets                9,321.4   (1,783.3)   7,538.1    8,066.3  (1,150.0)   6,916.3
Total average earning
assets                      8,510.3   (1,336.5)   7,173.8    7,500.3  (1,173.8)   6,326.5
------------------------------------------------------------------------------------------

(1) The adoption of SFAS No. 125 in the first quarter of 1997 increased credit card securitization income by $3.0 million and net income by $1.8 million. See Note 4 to the consolidated financial statements.

(2)  Annualized.

(3) Percentage for the first quarter of 1997 would have been 4.67% without the impact of SFAS No. 125.

Since beginning its securitization program in 1993, People's has securitized and sold credit card receivables totaling $2.1 billion in the capital market with $1.8 billion outstanding at March 31, 1997. Securitization involves the transfer of a group of credit card receivables from People's to the People's Bank Credit Card Master Trust. These receivables arise from credit card accounts whose ownership and servicing responsibilities are retained by People's. In addition to transferring the existing receivables, rights to new receivables and most fees generated by these accounts are also transferred to the trust. The trust issues two types of certificates representing undivided interests in the trust. Investor Certificates are sold by the trust to investors, generally through a public offering. People's, through its wholly owned special purpose subsidiary, People's Structured Finance Corp., retains the Transferor Certificate. See "Liquidity" on page 19.

People's Bank and Subsidiaries


For securitized and sold receivables, amounts that would have been previously reported as net interest income, credit card fees and provisions for loan losses (if such receivables had not been sold but remained on-balance-sheet) are instead combined and reported as credit card securitization income. People's credit card securitization income may vary over the term of the transactions depending upon the level of interest and fees charged on credit card accounts, the interest rate environment and the credit performance of the securitized receivables. However, People's exposure to losses on the securitized receivables is contractually limited to future excess spread revenue and to collateral established for the benefit of investors, which totaled $54.5 million at March 31, 1997. Management intends to securitize and sell additional credit card receivables in 1997, as conditions warrant. See "Non-Interest Income" on page 13 and "Liquidity" on page 19.


Asset Quality

Non-Performing Assets

--------------------------------------------------------------------
                                             March    Dec.    March
                                               31,     31,      31,
(in millions)                                 1997    1996     1996
--------------------------------------------------------------------
Non-accrual loans:
  Residential mortgage                       $31.0   $30.2    $35.2
  Commercial mortgage                          5.4    25.8     36.3
  Commercial                                  10.8    11.2     15.4
  Credit card (owned portfolio)                9.6    21.6     13.1
  Other consumer                               2.5     2.1      3.5
--------------------------------------------------------------------
     Total non-accrual loans                  59.3    90.9    103.5
--------------------------------------------------------------------
Restructured loans:
  Commercial mortgage                          2.1     2.5      2.9
  Commercial                                   0.8     1.0      1.4
--------------------------------------------------------------------
     Total restructured loans                  2.9     3.5      4.3
--------------------------------------------------------------------
     Total non-performing loans               62.2    94.4    107.8
REO, net                                       6.1     6.9      6.8
--------------------------------------------------------------------
     Total non-performing assets             $68.3  $101.3   $114.6
                                         ---------------------------


-----------------------------------------------------------------------
|  Non-performing loans as a percentage of                            |
|  tota1 loans                                1.22%   1.79%    2.37%  |
|  Non-performing assets as a percentage                              |
|  of total assets                            0.91%   1.32%    1.66%  |
|  Non-performing assets as a percentage                              |
|  of stockholders' equity                                            |
|  and allowance for loan losses              9.49%  14.35%   17.90%  |
|  Allowance for loan losses as a                                     |
|  percentage of non-performing loans       137.78%  92.86%   69.62%  |
|  Allowance for loan losses as a                                     |
|  percentage of loans                        1.68%   1.66%    1.65%  |
-----------------------------------------------------------------------


-----------------------------------------------------------------------
|  Managed credit card non-performing loans    $54.9   $51.7   $40.4  |
|  Managed credit card non-performing loans                           |
|  as a percentage of total managed                                   |
|  credit cards                                1.86%   1.90%   1.98%  |
-----------------------------------------------------------------------


Non-performing assets decreased 33% to $68.3 million at March 31, 1997 from $101.3 million at December 31, 1996, and decreased 40% from $114.6 million at March 31, 1996. These decreases reflect the resolution of a $20 million commercial mortgage loan (associated with a retail shopping center) during the current quarter. This loan was originally placed on non-accrual status in the first quarter of 1996. There was no charge-off associated with this loan. The decrease in total non-performing assets at March 31, 1997 compared to year end 1996 also reflects lower non-accrual credit card loans (owned portfolio) due to the securitization and sale of $500 million of credit card receivables in March 1997.

People's Bank and Subsidiaries


Net Loan Charge-Offs (Recoveries)

----------------------------------------------------------------
                                             Quarters Ended
                                        ------------------------
                                          Mar.     Dec.    Mar.
                                           31,      31,     31,
(in millions)                             1997     1996    1996
----------------------------------------------------------------
Residential mortgage                      $2.1     $1.4    $2.9
Commercial mortgage                        1.1      0.8     0.9
Commercial                                (0.8)     0.5    (0.5)
Credit card (owned portfolio)             10.0      9.4     4.9
Other consumer                             0.3      0.5     0.5
----------------------------------------------------------------
     Total                               $12.7    $12.6    $8.7
                                         =======================

The provision for loan losses is based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is based on factors such as People's historical loan loss experience; a review of non-performing loans and related collateral values; the possibility of loss in view of the geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions. It is implicit in lending activities that credit losses will be experienced even in the best economic conditions. While People's strives to minimize credit losses, the amount of such losses will vary from period to period depending on the above factors as affected by changing economic conditions and the financial condition of borrowers.

     Credit losses associated with credit card receivables securitized and sold are not included in People's provision and allowance for loan losses. Such credit losses are absorbed directly under the contractual agreements of the People's Bank Credit Card Master Trust, thereby reducing credit card securitization income rather than increasing the provision for loan losses.

     Net charge-offs were substantially unchanged in the first quarter of 1997 compared to the fourth quarter of 1996, and increased $4.0 million compared to the first quarter of 1996. The increase in the first quarter of 1997 compared to a year ago primarily reflects an increase of $5.1 million in charge-offs on People's on-balance-sheet credit card portfolio, which grew by $288.8 million, or 33%, since March 31, 1996. People's on-balance-sheet credit card portfolio averaged $1,471.3 million, $1,151.3 million and $762.8 million for the first quarter of 1997, fourth quarter of 1996 and first quarter of 1996, respectively.

     On a managed basis (including securitized credit card receivables), annualized net charge-offs as a percentage of average credit card receivables equaled 4.01% for the first quarter of 1997, 3.83% for the fourth quarter of 1996 and 4.00% for the first quarter of 1996. New credit card receivables generally exhibit rising delinquencies and losses after six months, which generally peak within approximately 18 to 36 months. Management believes that People's frequent and early contact with delinquent customers, as well as active portfolio risk management, has a significant impact on limiting delinquency trends and net credit losses.

People's Bank and Subsidiaries


Managed Credit Card Portfolio Net Charge-Offs

------------------------------------------------------------------------------
                                           Quarters Ended
                     ---------------------------------------------------------
                        Mar. 31, 1997       Dec. 31, 1996      Mar. 31, 1996
                     ------------------ ------------------- ------------------
                             Annualized          Annualized         Annualized
                             Percent of          Percent of         Percent of
(dollars in                  Average             Average            Average
millions)            Amount  Portfolio  Amount   Portfolio  Amount  Portfolio
------------------------------------------------------------------------------
Owned portfolio (1)    $10.0    2.71%     $9.4      3.25%     $4.9     2.56%
Securitized and
sold portfo1io (2)       8.1    5.43      14.9      4.32      14.5     4.93
------------------------------------------------------------------------------
  Managed portfolio    $28.1    4.01%    $24.3      3.83%    $19.4     4.00%
                       =======================================================

(1)  Net charge-offs reduce the allowance for loan losses.
(2)  Net charge-offs reduce credit card securitization income.


Managed Credit Card Portfolio Delinquencies

---------------------------------------------------------------------
                    Mar. 31, 1997    Dec. 31, 1996     Mar. 31, 1996
                   --------------- ----------------- ----------------
                            Percent         Percent         Percent
                              of              of              of
(dollars in                  Port-           Port-           Port-
millions)            Amount  folio   Amount  folio   Amount  folio
---------------------------------------------------------------------
Number of days
delinquent:
  31-60 days         $30.1    1.0%   $32.2    1.2%   $25.2    1.2%
  61-90 days          20.1    0.7     20.5    0.7     16.7    0.8
  91 or more days     54.9    1.9     51.7    1.9     40.4    2.0
---------------------------------------------------------------------
    Total           $105.1    3.6%  $104.4    3.9%   $82.3    4.0%
                   ==================================================


Liquidity

Asset liquidity is provided by cash; short-term investments; proceeds on sales, maturities and principal repayments of securities; proceeds from principal collections and sales of loans; and proceeds from credit card securitizations and sales. In addition, securities may be utilized to collateralize borrowings under repurchase agreements. The Consolidated Statements of Cash Flows, on page 4, present data on cash provided by and used in People's operating, investing and financing activities. At March 31, 1997, People's liquid assets included $131.1 million in short-term investments, $747.0 million in debt securities available for sale, and $459.6 million in marketable equity securities available for sale. At March 31, 1997, People's had pledged debt securities with a total carrying value of $346.3 million ($132.5 million available for sale and $213.8 million held to maturity) as collateral to secure public deposits, repurchase agreements and for other purposes as required by law.

Liability liquidity is measured by People's ability to obtain core deposits and purchased funds at cost effective rates, and in diversified markets and maturities. Core deposits are the most stable source of liquidity totaling $4.5 billion at March 31, 1997, compared to $4.6 billion at December 31, 1996 (representing 49% and 51% of total managed assets at the respective dates). Purchased funds are routinely used to diversify People's funding mix, to support asset growth and to compensate for reductions in core deposits. People's purchased funds totaled $2.3 billion at March 31, 1997 and December 31, 1996 (representing 24% and 26% of total managed assets at the respective dates).

People's Bank and Subsidiaries


People's securitizes and sells credit card receivables as an additional method of diversifying its funding base. This is accomplished primarily by the public issuance of asset-backed certificates. As credit card receivables are securitized, People's on-balance-sheet funding needs are reduced by the amount of the loans securitized. Securitization provides funding for new loans and the scheduled amortization of earlier securitizations, as well as the opportunity to repay borrowings. Outstanding securitized and sold credit card receivables totaled $1.8 billion at March 31, 1997, compared to $1.3 billion at December 31, 1996 (representing 19% and 15% of total managed assets at the respective dates). In the event that People's is unable to continue securitizing and selling credit card receivables, its capital ratios and flexibility of funding sources would be adversely affected. See "Impact of Credit Card Securitizations" on page 16.

     People's credit card securitizations include a revolving period and a repayment period. During the revolving period, finance charge collections on securitized credit card receivables are used to pay interest to the Investor Certificateholders and principal collections are used to purchase new receivables. During the repayment period, principal payments on the securitized credit card receivables are paid to the Investor Certificateholders, and People's funding requirements increase accordingly, since new receivables are no longer purchased by the Investor Certificateholders of that series, but are added to People's on-balance-sheet credit card portfolio. People's plans to fund the repayment of securitizations through normal business operations and future credit card securitizations.

  People's may borrow from the FHLB of Boston subject to certain limitations. Based on the level of qualifying collateral at March 31, 1997, People's borrowing limit was approximately $1.8 billion, with remaining borrowing capacity of approximately $1.1 billion at that date. At March 31, 1997, People's had outstanding commitments to originate loans totaling $253 million, and approved but unused lines of credit extended to customers totaling $7.7 billion (including $7.2 billion for the managed credit card portfolio). At March 31, 1997, outstanding stand-by letters of credit totaled $27.4 million and outstanding commercial letters of credit totaled $3.3 million.

     The sources of liquidity discussed above are deemed by management to be sufficient to fund outstanding loan commitments and to meet People's other obligations.


Capital

At March 31, 1997, People's Tier 1 leverage capital ratio was 8.2%, compared to the minimum ratio of 4.0% generally required by FDIC regulations. People's is also subject to the FDIC's risk-based capital regulations, which require minimum ratios of Tier 1 capital and Total capital to risk-weighted assets of 4.0% and 8.0%, respectively. People's satisfied these requirements at March 31, 1997 with ratios of 10.6% and 14.3%, respectively. People's regulatory capital ratios at March 31, 1997 exceed the FDIC's numeric criteria for classification as a "well capitalized" bank.

People's Bank and Subsidiaries


Risk-Based Capital

-----------------------------------------------------------------------------
As of March 31, 1997           People's            FDIC Minimum Requirements
                            --------------------- ---------------------------
(dollars in millions)           Amount   Ratio (1)     Amount      Ratio (1)
-----------------------------------------------------------------------------
Tier 1 capital                  $637.5(2)  10.6%       $240.8           4.0%
Total capital                    861.0(3)  14.3%        481.5           8.0%
-----------------------------------------------------------------------------


(1) Based on People's risk-adjusted total assets, as defined, of $6,019.2 million.

(2) Represents total stockholders' equity, excluding net unrealized gains or losses on debt securities classified as available for sale and net unrealized gains on equity securities classified as available for sale, less certain assets not recognized in Tier 1 capital.

(3) Represents Tier 1 capital plus the allowance for loan losses up to 1.25% of risk-adjusted total assets.


At March 31, 1997, People's Mutual Holdings ("Holdings") owned
24.3 million shares, representing 59.7% of the outstanding common stock of People's. Holdings is a mutual bank holding company organized in connection with the 1988 stock offering and reorganization of People's Bank.

     In April 1997, People's declared a cash dividend of $0.25 per common share payable on May 15, 1997 to stockholders of record on May 1, 1997. Holdings elected to waive receipt of dividends on 96% of its shares, resulting in dividend payments to People's common stockholders of $4.3 million on approximately
17.3 million shares.


Part II - Other Information

Item 6 - Exhibits

  (a)    Exhibit I        Computation of Earnings Per Share

         Exhibit II       Pro Forma Effect of Stock Split

People's Bank and Subsidiaries



                            SIGNATURES

  Under the requirements of the Securities Exchange Act of 1934, People's has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          People's Bank

Date:      May 13, 1997              By:  /s/ David E.A. Carson
                                          --------------------------
                                          David E.A. Carson
                                          President and
                                          Chief Executive Officer

Date:      May 13, 1997              By:  /s/ George W. Morriss
                                          --------------------------
                                          George W. Morriss
                                          Executive Vice President
                                          and Chief Financial Officer

People's Bank and Subsidiaries


                            Exhibit I

                Computation of Earnings Per Share


                                              Quarters Ended
                                            -------------------
                                             March 31,March 31,
(in millions, except per share data)             1997     1996
---------------------------------------------------------------
Primary Earnings Per Share:
  Net income applicable to common stock:
    Net income                                  $22.0    $20.8
    Dividends paid on preferred stock               -    (0.3)
---------------------------------------------------------------
       Net income applicable to common stock    $22.0    $20.5
                                              =================

  Weighted average number of shares:
    Weighted average number of common
    shares outstanding                          40.62    39.03
    Dilutive effect of outstanding stock
    options                                      0.40     0.48
---------------------------------------------------------------
       Total weighted average number of
       shares                                   41.02    39.51
                                              =================

       Primary earnings per share               $0.54    $0.52
                                              =================



Fully Diluted Earnings Per Share:
  Net income                                    $22.0    $20.8
                                              =================

  Weighted average number of shares:
    Weighted average number of common
    shares outstanding                          40.62    39.03
    Dilutive effect of outstanding stock
    options                                      0.40     0.49
    Shares issuable from assumed exercise
    of convertible preferred stock                  -     1.36
---------------------------------------------------------------
       Total weighted average number of shares  41.02    40.88
                                              =================

       Fully diluted earnings per share         $0.54    $0.51
                                              =================

People's Bank and Subsidiaries


                            Exhibit II

                 Pro Forma Effect of Stock Split

In April 1997, People's declared a three-for-two stock split providing People's stockholders with an additional half share of common stock for every share held as of May 1, 1997 (20.4 million additional shares). The additional shares will be distributed to stockholders on May 15, 1997. Following approval by People's stockholders at the Annual Meeting on April 17, 1997, the number of authorized shares of People's common stock was increased from 60,000,000 to 100,000,000.

The following is a pro forma summary of per share data on a post-split basis as of March 31, 1997:

-----------------------------------------------------------------------
                                  Historical                Pro forma
(in millions)                     Pre-Split    Adjustments  Post-Split
-----------------------------------------------------------------------

Stockholders' equity

   Common stock                       $40.7        $20.4(1)    $61.1

Additional paid-in capital            113.8        (20.5)(2)    93.3

Retained earnings                     483.8             -      483.8

  Net unrealized loss on securities   (4.2)             -       (4.2)
                                  ----------   -----------  ---------


     Total stockholders' equity     $634.1          ($0.1)     $634.0
                                  ==========   ===========  =========




(in millions, except              Historical                Pro forma
per share data                    Pre-Split    Adjustments  Post-Split
-----------------------------------------------------------------------

Implications for number of
shares and per share data

Authorized shares                      60.0        40.0(3)     100.0

Shares issued and outstanding          40.7        20.4(4)      61.1

Shares held by People's Mutual
Holdings                               24.3        12.2(4)      36.5

Publicly traded shares                 16.4         8.2(4)      24.6

Closing stock price                  $32.50     ($10.83)       $21.67  (5)

Fully diluted net income per
common share                          $0.54      ($0.18)        $0.36  (5)

Common stock dividend declared        $0.25      ($0.08)       $0.167  (5)

Common book value                    $15.59      ($5.20)       $10.39  (5)
---------------------------------------------------------------------------

(1) Reflects the transfer of $20.4 million, representing the allocation of $1 to the common stock account for each additional share to be issued in the split.
(2) Reflects the $20.4 million transfer plus estimated cash of $127,000 to be paid in lieu of fractional shares.
(3) Represents the increase in the number of authorized common shares.
(4) Represents 50% of pre-split levels, reflecting three-for-two stock split.
(5)  Represents 2/3 of pre-split amount.


                               23